Exhibit 21.1

SUBSIDIARIES

Name	Jurisdiction of Formation
Builders Assistance, LLC (renamed from Shepherd’s Stable Investments, LLC, in 2025)	Florida

339 Justabout Land Company, LLC *	Florida

*339 Justabout Land Company, LLC, was sold on August 6, 2025. This entity is no longer owned by Shepherd’s Finance